CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Post-Effective amendment No. 22 to the registration statement on Form N-1A (the "Registration Statement") of our report dated February 21, 1995, relating to the financial statements and financial highlights of Prudential Utility Fund, Inc., which appears in the Statement of Additional Information constituting part of Post-Effective Amendment No. 20. to the registration statement on Form N-1A ("Post-Effective Amendment No. 20"). We also consent to the incorporation by reference in the Registration Statement of the reference to us under the headings "Custodian and Transfer and Dividend Disbursing Agent and Independent Accountants" and "Financial Highlights" in the Statement of Additional
Information and the Prospectus, respectively, constituting parts of Post-Effective Amendment No. 20.





PRICE WATERHOUSE LLP
New York, NY
December 14, 1995